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                                                                     EXHIBIT 2.9

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                         NOTEHOLDER DEPOSITARY AGREEMENT

                          Dated as of February 26, 2004

                                      among

          CONSTRUCTORA INTERNACIONAL DE INFRAESTRUCTURA, S.A. DE C.V.,
                                    as Issuer

                                 CITIBANK, N.A.,
                                 as Note Trustee

                                       and

                                 CITIBANK, N.A.,
                          as Noteholder Depositary Bank

================================================================================

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                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS ..............................................................................    1
            SECTION 1.1. Definitions ...............................................................    1

ARTICLE II CREATION OF ACCOUNTS ....................................................................    3
            SECTION 2.1. Creation of Accounts ......................................................    3
            SECTION 2.2. Maintenance of Noteholder Accounts ........................................    3
            SECTION 2.3. Representations and Covenants regarding the Noteholder Accounts ...........    4
            SECTION 2.4. Direction by Note Trustee; Note Proceeds Withdrawals ......................    7

ARTICLE III DEPOSITS INTO NOTEHOLDER ACCOUNTS ......................................................    7
            SECTION 3.1. Deposits Into the Note Proceeds Account ...................................    7
            SECTION 3.2. Deposits Into the Note Interest Account ...................................    7
            SECTION 3.3. Deposits Into the Note Prepayment Account .................................    7
            SECTION 3.4. Information to Accompany Amounts Delivered to the Noteholder
                           Depositary Bank; Misdirected Amounts; Deposits Irrevocable ..............    8
            SECTION 3.5. Books of Account; Statements ..............................................    8

ARTICLE IV ALLOCATIONS FROM NOTEHOLDER ACCOUNTS ....................................................    9
            SECTION 4.1. Allocations from the Note Proceeds Account ................................    9
            SECTION 4.2. Allocations from the Note Interest Account ................................    9
            SECTION 4.3. Allocations from the Note Prepayment Account ..............................   10
            SECTION 4.4. Make-Whole Premium ........................................................   10

ARTICLE V INVESTMENTS AND VALUATION ................................................................   10
            SECTION 5.1. Investments ...............................................................   10
            SECTION 5.2. Income or Gain ............................................................   11
            SECTION 5.3. Value .....................................................................   11
            SECTION 5.4. Taxes .....................................................................   11

ARTICLE VI RIGHTS, DUTIES AND POWERS OF THE NOTEHOLDER DEPOSITARY BANK .............................   11
            SECTION 6.1. Appointment of Noteholder Depositary Bank .................................   11
            SECTION 6.2. Rights of Noteholder Depositary Bank ......................................   11
            SECTION 6.3. Resignation and Removal of Noteholder Depositary Bank .....................   13

ARTICLE VII INDEMNIFICATION ........................................................................   14
            SECTION 7.1. Indemnification From Issuer ...............................................   14

ARTICLE VIII MISCELLANEOUS .........................................................................   14
            SECTION 8.1. Agreement for Benefit of Parties Hereto ...................................   14
            SECTION 8.2. Reimbursement of Expenses .................................................   14
            SECTION 8.3. Reinstatement .............................................................   15
            SECTION 8.4. Severability ..............................................................   15
            SECTION 8.5. Notices ...................................................................   15
            SECTION 8.6. Successors and Assigns ....................................................   15

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
            SECTION 8.7. Counterparts ..............................................................   15
            SECTION 8.8. Governing Law; Submission to Jurisdiction .................................   15
            SECTION 8.9. WAIVER OF JURY TRIAL ......................................................   16
            SECTION 8.10. No Impairments of Other Rights ...........................................   16
            SECTION 8.11. Amendment; Waiver ........................................................   16
            SECTION 8.12. Incumbency Certificates; Authorized Persons; Reliance on Certificates ....   17
            SECTION 8.13. Headings .................................................................   17
            SECTION 8.14. Entire Agreement .........................................................   17

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            This NOTEHOLDER DEPOSITARY AGREEMENT (this "Agreement"), dated as of
February 26, 2004, among CONSTRUCTORA INTERNACIONAL DE INFRAESTRUCTURA, S.A. DE C.V., a sociedad anonima de capital variable organized under the laws of Mexico (the "Issuer"), CITIBANK, N.A., in its capacity as note trustee (in such capacity, together with its successors and assigns, the "Note Trustee") and CITIBANK, N.A., in its capacity as depositary bank (in such capacity, together with its successors and assigns, the "Noteholder Depositary Bank").

                             PRELIMINARY STATEMENTS

            1. Pursuant to the International Public Bid (Licitacion Internacional Publica) No. 18164093-011-02, the Issuer has been awarded a contract to develop and construct a hydroelectric generating plant to be located in the La Yesca and Santa Maria del Oro municipalities of the State of Nayarit, Mexico, which construction shall be in accordance with the terms, conditions and specifications set forth in the Bid for the Project and the Mixed Financed Public Works Contract (Contrato Mixto de Obra Publica Financiada), dated March 26, 2003, entered into by the Issuer and the Comision Federal de Electricidad.

            2. Pursuant to the Note Indenture, dated as of February 26, 2004 (as the same may be amended, supplemented or otherwise modified from time to time, the "Indenture") by and between the Issuer and Citibank, N.A., as Note Trustee, and pursuant to the other Financing Documents (as defined in the Indenture), the Holders (as defined in the Indenture) have agreed to purchase the Issuer's Senior Secured Notes Due 2008 to help finance the Project (as defined in the Indenture).

            3. The parties hereto desire to enter into this Agreement to, among other things, (a) appoint CITIBANK, N.A., as Noteholder Depositary Bank hereunder and (b) set forth certain procedures for the deposit, investment and disbursement of the Note Proceeds (as defined herein) and all receipts of, and payments made by, the Issuer in U.S. Dollars.

            NOW, THEREFORE, in consideration of the foregoing and in order to induce the Note Trustee to enter into the Indenture and other Financing Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and further acknowledging that the Holders and the Note Trustee intend to rely on the undertakings of the Issuer hereunder, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.1. Definitions.

            (a) For all purposes of this Agreement, except as otherwise expressly provided herein, capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Indenture, or if not defined herein or therein, in that certain Common Agreement, dated as of February 26, 2004, among the Issuer, WestLB AG, New

York Branch, as intercreditor agent, the lenders from time to time party thereto, WestLB AG, New York Branch, as facility administrative agent, the Note Trustee, Banco Santander Central Hispano, S.A., New York Branch, as offshore collateral agent, Banco Santander Mexicano, S.A., as onshore collateral agent, and the other creditors and creditor representatives from time to time party thereto (the "Common Agreement"). The principles of construction set forth in Sections 1.02 and 1.03 of the Common Agreement are incorporated herein by reference, mutatis mutandis, as if fully set forth herein.

            (b) Where the day on or by which a payment is due to be made is not a Business Day, that payment shall be due on the next succeeding Business Day.

            (c) For all purposes of this Agreement, the terms "control", "entitlement order", "financial asset", "investment property", "securities account" and "deposit account" have the meanings assigned thereto in Articles 8 and 9 of the UCC as in effect on the date hereof.

            (d) As used in this Agreement the following terms have the following meanings:

            "Book-Entry Security" means a security maintained in the form of entries (including the Security Entitlements in, and the financial assets based on, such security) in the commercial book-entry system of the Federal Reserve System.

            "Contract Proceeds Sub-Account" has the meaning assigned to such term in Section 2.1(c).

            "Federal Book-Entry Regulations" means (a) the federal regulations contained in Subpart B ("Treasury/Reserve Automated Debt Entry System (TRADES)" governing Book-Entry Securities consisting of U.S. Treasury bonds, notes and bills) and Subpart D ("Additional Provisions") of 31 C.F.R. Part 357, 31 C.F.R. Sections 357.10 through Section 357.14 and Sections 357.40 through Section 357.44 (including related defined terms in 31 C.F.R. Section 357.2) and (b) to the extent substantially identical to the federal regulations referred to in subsection (a) above (as in effect from time to time), the federal regulations governing other Book-Entry Securities.

            "Note Interest Account" has the meaning assigned to that term in
      Section 2.1(a).

            "Note Prepayment Account" has the meaning assigned to that term in
      Section 2.1(c).

            "Note Proceeds Account" has the meaning assigned to that term in
      Section 2.1(b).

            "Noteholder Accounts" has the meaning assigned to that term in
      Section 2.1.

            "Prepayment Sub-Account" has the meaning assigned to such term in
      Section 2.1(c).

            "Securities Intermediary" means a Person that (a) is a "securities intermediary" as defined in Section 8-102(a)(14) of the UCC and (b) in respect of any Book-Entry Security, is also a "securities intermediary" as defined in 31 C.F.R. Section 357.2 (or, as

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      applicable to such Book-Entry Security, the corresponding Federal
      Book-Entry Regulations governing such Book-Entry Security).

            "Security Entitlement" means (a) "security entitlement" as defined in Section 8-102(a)(17) of the UCC (except in respect of a Book-Entry Security) and (b) in respect of any Book-Entry Security, a "security entitlement" as defined in 31 C.F.R. Section 357.2 (or, as applicable to such Book-Entry Security, the corresponding Federal Book-Entry Regulations governing such Book-Entry Security) which, to the extent required or permitted by the Federal Book-Entry Regulations, is also a "security entitlement" as defined in Section 8-102(a)(17) of the UCC.

            "UCC" means the Uniform Commercial Code as in effect in the State of New York, as interpreted and construed by the courts of the State of New York.

                                   ARTICLE II

                              CREATION OF ACCOUNTS

            SECTION 2.1. Creation of Accounts. The Noteholder Depositary Bank hereby establishes and agrees to maintain and administer in accordance with the terms of this Agreement, the following special, segregated and irrevocable non-interest bearing trust accounts (each, a "Noteholder Account" and, collectively, the "Noteholder Accounts"), each in the name of the Note Trustee:

            (a) an account entitled "El Cajon Note Interest Account" bearing Account No. 104942 (the "Note Interest Account");

            (b) an account entitled "El Cajon Note Proceeds Account" bearing Account No. 104944 (the "Note Proceeds Account"); and

            (c) an account entitled "El Cajon Note Prepayment Account" (the "Note Prepayment Account") consisting of two sub-accounts (such sub-accounts, the "Contract Proceeds Sub-Account" bearing Account No. 104943 and the "Prepayment Sub-Account" bearing Account No. 104945). References herein to the Note Prepayment Account shall be a reference to both the Contract Proceeds Sub-Account and the Prepayment Sub-Account, unless the context otherwise requires.

            SECTION 2.2. Maintenance of Noteholder Accounts.

            (a) Each Noteholder Account shall be maintained at all times in accordance with the terms of this Agreement and the Financing Documents to which the Note Trustee is a party until the date on which all of the Obligations from the Issuer to the Holders and the Note Trustee have been indefeasibly paid in full. All amounts from time to time held in or credited to each Noteholder Account shall not constitute payment of any Obligation or any other obligation of the Issuer until applied to the payment of such Obligation or other obligation of the Issuer as hereinafter provided. The Noteholder Accounts shall, until disbursed in accordance with the terms of this Agreement, constitute the property of the Note Trustee (for the benefit of the Holders). The Note Trustee may issue entitlement orders and other demands and instructions

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with respect to the Noteholder Accounts or any financial asset maintained or carried therein or credited thereto. No payments shall be made out of the Noteholder Accounts, except for the purposes and on the terms provided in this Agreement and in the Note Documents. Payments made out of the Noteholder Accounts shall be applied by the Note Trustee in accordance with this Agreement and the Indenture; provided that any amounts payable to the Issuer pursuant to clause Fourth of Section 5.4 of the Indenture shall be transferred by the Noteholder Depositary Bank to the Offshore Depositary Bank by wire transfer for deposit into the Dollar Revenue Account.

            (b) The Noteholder Depositary Bank shall maintain books of account on a cash basis and record therein all deposits into, and transfers to, from and between, the Noteholder Accounts and all investment transactions effected by the Noteholder Depositary Bank pursuant to Article IV and Article V hereof. The Noteholder Depositary Bank shall make such books of account available during normal business hours for inspection and audit by the Holders, the Note Trustee and the Issuer at their expense upon reasonable prior notice.

            (c) Each of the Noteholder Accounts shall at all times be in the exclusive possession of, and under the exclusive dominion and control of, the Noteholder Depositary Bank, acting at the written direction of the Note Trustee. Each of the Issuer and the Note Trustee agrees that its rights to moneys held in the Noteholder Accounts are subject to, and controlled by, the terms of this Agreement, the Common Agreement and the Intercreditor Agreement.

            (d) The Noteholder Depositary Bank agrees to maintain the location of the Noteholder Accounts in New York, New York.

            (e) The parties hereto agree that each of the Contract Proceeds Sub-Account and the Prepayment Sub-Account shall be maintained by the Noteholder Depositary Bank as an individual, non-interest bearing trust account bearing a separate account number.

            SECTION 2.3. Representations and Covenants regarding the Noteholder Accounts. For purposes of this Agreement, the parties hereto confirm and agree as follows:

            (a) On the date hereof, and for so long as this Agreement remains in effect, the Noteholder Depositary Bank confirms that it is and shall remain a "Securities Intermediary" and shall act as such with respect to the establishment and maintenance of the Noteholder Accounts and the Security Entitlements carried therein.

            (b) The Noteholder Depositary Bank shall maintain each of the Noteholder Accounts as a "securities account" (within the meaning of Section 8-501(a) of the UCC). The Noteholder Depositary Bank shall identify the Note Trustee on its books and records as the "entitlement holder" (within the meaning of Section 8-102(a)(7) of the UCC) of the Security Entitlements carried in the Noteholder Accounts and the Note Trustee may issue any entitlement orders, instructions or directions with respect to the Noteholder Accounts, the Security Entitlements carried therein and the financial assets credited thereto pursuant to the terms of this Agreement.

            (c) The Noteholder Depositary Bank agrees that each item of property (including any investment property, financial assets, securities, instruments, general

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      intangibles or cash) credited to the Noteholder Accounts shall be treated as a "financial asset" (within the meaning of Section 8-102(a)(9) of the UCC).

            (d) All property delivered or transferred to the Noteholder Depositary Bank pursuant to this Agreement for credit to a Noteholder Account will be promptly credited to the applicable Noteholder Account.

            (e) All securities or other property underlying any financial assets credited to any Noteholder Account shall be (i) registered in the name of the Note Trustee or in the name of a nominee of the Note Trustee (for the benefit of the Holders) (ii) held in the custody of the Noteholder Depositary Bank for the purposes and on the terms set forth in this Agreement and the Note Documents and (iii) endorsed to the Note Trustee or in blank or credited to another securities account in the name of the Note Trustee, and in no case shall any financial asset credited to any Noteholder Account be registered in the name of the Issuer, payable to the order of the Issuer, or specially endorsed to the Issuer, except (A) to the extent the foregoing have been specially endorsed to the Noteholder Depositary Bank or in blank and (B) to the extent provided for in clause Fourth of Section 5.4 of the Indenture.

            (f) If at any time the Noteholder Depositary Bank shall receive any written instruction, direction or entitlement order from the Note Trustee directing disposition, transfer, withdrawal or redemption of any financial asset relating to any Noteholder Account or otherwise relating to any or all of the Note Collateral, the Noteholder Depositary Bank hereby agrees that it shall comply with such written instruction, direction or entitlement order without further consent from the Issuer or any other Person. If the Issuer is otherwise entitled to issue any written instruction, direction or entitlement order in accordance with the terms of this Agreement and such instruction, direction or entitlement order conflicts with any written instruction, direction or entitlement order issued by the Note Trustee, the Noteholder Depositary Bank shall follow the orders issued by the Note Trustee.

            (g) The "securities intermediary's jurisdiction" (within the meaning of Section 8-110(e) of the UCC) of the Noteholder Depositary Bank is and shall continue to be the State of New York.

            (h) The Noteholder Depositary Bank knows of no right or claim to, or interest in, the Noteholder Accounts or other Note Collateral (including any "adverse claim" within the meaning of Section 8-102(a)(1) of the UCC) by any Person other than the Note Trustee, acting on behalf of the Holders. If any Person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Noteholder Accounts or any other Note Collateral, the Noteholder Depositary Bank shall promptly notify the Note Trustee thereof.

            (i) Other than this Agreement, the Noteholder Depositary Bank has not entered into, and shall not enter into, any agreement with any other Person relating to the Noteholder Accounts and/or any financial assets from time to time credited thereto pursuant to which it has agreed or will agree to comply with entitlement orders of such Person or any other Person. The Noteholder Depositary Bank has not entered into and shall not enter into any other agreement with the Issuer or any other Person purporting to limit or condition the obligation of the Noteholder Depositary Bank to comply with entitlement orders originated by the Note Trustee as set forth in paragraph (f) above.

            (j) In the event that the Noteholder Depositary Bank has or subsequently obtains by agreement, operation of law, or otherwise, a security interest in the Noteholder Accounts or any other Note Collateral, the Noteholder Depositary Bank hereby agrees that such security interest shall be subordinate to the security interest of the Note Trustee.

            (k) The Noteholder Depositary Bank hereby waives and releases any lien, encumbrance, claim, right of set-off or other right it may have against the Noteholder Accounts or any other Note Collateral (except that the Noteholder Depositary Bank may set off the face amount of any checks which have been credited to the Noteholder Accounts but are subsequently returned unpaid because of uncollected or insufficient funds) and agrees that it shall not assert any such lien, encumbrance, claim or right against the Noteholder Accounts or any other Note Collateral.

            (l) Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Noteholder Accounts are determined by any court of law or arbitral tribunal to be "deposit accounts" (as defined in Section 9-102(a)(29) of the UCC), rather than "securities accounts" (as defined in Section 8-501 of the UCC), the Noteholder Depositary Bank hereby (i) confirms that it is a "bank" within the meaning of Section 9-102(a)(8) of the UCC and that the bank's jurisdiction for purposes of
      Section 9-304 of the UCC is, and shall continue to be, the State of New York and (ii) agrees that it shall comply with instructions from the Note Trustee directing disposition of funds in the Noteholder Accounts without further consent from the Issuer or any other Person.

            (m) Anything herein to the contrary notwithstanding, the Noteholder Depositary Bank shall not be required to follow any instruction that would violate applicable law, decree, regulation or order of any Governmental Authority.

            (n) The Issuer represents and warrants that it does not have (and will not have) any legal or equitable interest in or control over the Note Collateral.

            (o) The Issuer represents and warrants that the Note Collateral would not be part of the Issuer's estate under Section 541 of the Bankruptcy Code.

            (p) The proceeds of the Note Collateral made available to the Issuer from time to time by the Noteholder Depositary Bank, acting at the written direction of the Note Trustee pursuant to this Agreement and the
      Note Indenture (other than amounts transferred by the Noteholder Depositary Bank to the Offshore Collateral Agent for transfer to the Offshore Depositary Bank pursuant to Section 2.2(a)), shall constitute an extension of credit from the Holders to the Issuer. Any amounts credited from time to time to the Note Prepayment Account may only be transferred to the Note Trustee and the Holders and, until all of the Obligations from the Issuer to the Holders and the Note

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

      Trustee have been indefeasibly paid in full, any amounts on deposit in the
      Note Interest Account may only be transferred to the Note Trustee and the Holders, in accordance with the Financing Documents.

            SECTION 2.4. Direction by Note Trustee; Note Proceeds Withdrawals.

            (a) Notwithstanding any other provision contained in this Agreement, the Noteholder Depositary Bank agrees that it shall take all directions, instructions or entitlement orders with respect to each of the Noteholder Accounts or any financial asset credited thereto or carried therein or any other Note Collateral solely from the Note Trustee.

            (b) Subject to the terms and conditions of the Common Agreement, the Note Trustee agrees to instruct the Noteholder Depositary Bank to make (and, subject to the sufficiency of funds in the Note Proceeds Account or the Note Interest Account, as applicable, the Noteholder Depositary Bank agrees to make) the Note Proceeds Withdrawals requested by the Issuer in the applicable Notice of Funding, no later than 11:00 a.m. (New York City time) on the Funding date requested by the Issuer in accordance with the Financing Documents. The Note Trustee shall direct the Noteholder Depositary Bank to apply the proceeds of any Note Proceeds Withdrawal solely in accordance with this Agreement and the other Financing Documents to which the Note Trustee is a party.

                                   ARTICLE III

                        DEPOSITS INTO NOTEHOLDER ACCOUNTS

            SECTION 3.1. Deposits Into the Note Proceeds Account. On the Closing Date, the Note Trustee shall transfer the Note Proceeds to the Noteholder Depositary Bank with instructions to the Noteholder Depositary Bank to deposit the same into the Note Proceeds Account. The Noteholder Depositary Bank shall deposit such amounts in accordance with such instructions.

            SECTION 3.2. Deposits Into the Note Interest Account. On the Closing Date, amounts requested by the Note Trustee to be transferred from the Note Proceeds Account pursuant to clause first of Section 4.1(a) shall be deposited by the Noteholder Depositary Bank in the Note Interest Account

            SECTION 3.3. Deposits Into the Note Prepayment Account.

            (a) Contract Proceeds Sub-Account. The Note Trustee shall transfer to the Noteholder Depositary Bank all amounts received from the Intercreditor Agent pursuant to Section 3.01(b)(ii) or (iv) of the Common Agreement with instructions to the Noteholder Depositary Bank to deposit such amounts into the Contract Proceeds Sub-Account. The Noteholder Depositary Bank shall deposit such amounts in accordance with such instructions.

            (b) Prepayment Sub-Account. The Note Trustee shall transfer to the Noteholder Depositary Bank all amounts received from the Intercreditor Agent pursuant to Section 3.01(b)(i) of the Common Agreement with instructions to the Noteholder Depositary

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

Bank to deposit such amounts into the Prepayment Sub-Account. The Noteholder Depositary Bank shall deposit such amounts in accordance with such instructions.

            SECTION 3.4. Information to Accompany Amounts Delivered to the Noteholder Depositary Bank; Misdirected Amounts; Deposits Irrevocable.

            (a) All amounts transferred to the Noteholder Depositary Bank hereunder shall be accompanied by a written direction of the Note Trustee specifying in reasonable detail the source of such amounts and the Noteholder Account or Noteholder Accounts (including the number of such Noteholder Account or Noteholder Accounts) into which such amounts are to be deposited.

            (b) All amounts transferred to the Noteholder Depositary Bank hereunder shall be made by federal wire transfer in immediately available funds to Citibank, N.A., as Noteholder Depositary Bank.

            (c) In the event that the Noteholder Depositary Bank receives any amount which is inadequately or incorrectly identified as to the Account or the Noteholder Account into which such amount is to be deposited, the Noteholder Depositary Bank shall promptly notify the Note Trustee of such event and shall request instructions as to the Account or the Noteholder Account into which such amount should be deposited. The Noteholder Depositary Bank shall deposit such amount in the Note Proceeds Account until such time as the Noteholder Depositary Bank receives written instructions from the Note Trustee stating that such amount should be deposited in another Account or Noteholder Account in accordance with this Agreement or the Depositary Agreement, in which case the Noteholder Depositary Bank promptly shall transfer such amount to the Noteholder Account, or to the Offshore Collateral Agent for transfer to the Offshore Depositary Bank for deposit into the Account, in each case, designated by the Note Trustee.

            (d) Any deposit made into any Noteholder Account shall be irrevocable (except if made as a result of manifest error) and the amount of such deposit plus any investment earnings thereon shall be held by the Noteholder Depositary Bank and applied, invested and transferred solely as provided herein and in the Indenture.

            (e) Neither the Noteholder Depositary Bank nor the Note Trustee shall have any obligation to verify the accuracy or the adequacy of the sources or amounts transferred to it pursuant to this Agreement and shall be entitled to rely on the written directions accompanying such transfers.

            SECTION 3.5. Books of Account; Statements.

            (a) The Noteholder Depositary Bank shall maintain books of account on a cash basis and record therein all deposits into and transfers to, from and between the Noteholder Accounts and all investment transactions effected by the Noteholder Depositary Bank, pursuant to Article IV and Article V hereof. The Noteholder Depositary Bank shall make such books of account available during normal business hours for inspection and audit by the Note Trustee, the Issuer, the Intercreditor Agent and their respective representatives, at their respective expense and upon reasonable prior notice.

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

            (b) Not later than the fifth Business Day after the end of each calendar month, the Noteholder Depositary Bank shall provide to the Note Trustee (and, upon its written request, to the Issuer) a statement specifying the monthly activity for each Noteholder Account and the amounts held in each Noteholder Account at the close of business on the last day of such calendar month. The Noteholder Depositary Bank shall also provide such information as the Note Trustee may specify regarding the Note Accounts, amounts held in the Note Accounts, Permitted Investments and any other investment made by the Noteholder Depositary Bank pursuant hereto. The Noteholder Depositary Bank shall promptly send copies of all statements, confirmations and other correspondence concerning the Noteholder Accounts and any other Note Collateral to the Note Trustee (and, upon its written request, to the Issuer).

                                   ARTICLE IV

                      ALLOCATIONS FROM NOTEHOLDER ACCOUNTS

            SECTION 4.1. Allocations from the Note Proceeds Account.

            (a) On the Closing Date, the Note Trustee shall instruct the Noteholder Depositary Bank to, and the Noteholder Depositary Bank shall, apply the amounts on deposit in the Note Proceeds Account, following the deposit made pursuant to Section 3.1, as follows:

            First, an amount equal to U.S.$63,288,333 shall be transferred from the Note Proceeds Account to the Note Interest Account; and

            Second, an amount equal to U.S.$35,215,564.89 shall be applied to the repayment of the portion attributable to the Notes of the amounts outstanding under the Interim Loan Documents.

            (b) The proceeds of the Note Collateral made available to the Issuer from time to time by the Noteholder Depositary Bank, acting at the written direction of the Note Trustee pursuant to this Agreement and the Common Agreement and the Note Indenture, shall constitute an extension of credit from the Holders to the Issuer. Amounts from time to time credited to the Note Proceeds Account may be applied, at the direction of the Note Trustee, solely
(i) to the payment of amounts payable in respect of the Note Documents other than principal, any Make-Whole Premium (except with respect to the proceeds of Dollar Permitted Investments) or interest as long as amounts credited to the
Note Interest Account are sufficient to pay such interest and (ii) to the payment of other Project Costs (except interest, fees, Taxes, Other Taxes and other amounts payable solely in respect of the Loan Documents).

            (c) On each Note Proceeds Withdrawal date, the Noteholder Depositary Bank shall, as instructed by the Note Trustee (acting in accordance with Section 2.02 of the Common Agreement), transfer amounts directed by the Note Trustee from the Note Proceeds Account to the Offshore Depositary Bank for application into the Dollar Construction Account.

            SECTION 4.2. Allocations from the Note Interest Account. On each Payment Date (unless otherwise directed by the Note Trustee acting pursuant to the Intercreditor Agreement or the Common Agreement), a portion of the amounts held in the Note Interest Account equal to the amount of scheduled interest on the Notes due on such Payment Date shall be withdrawn from the Note Interest Account and transferred by the Noteholder Depositary Bank directly to the Note Trustee to be applied solely for the payment of interest due on such Payment Date in respect of the Notes. After the date on which all Obligations from the Issuer to the Holders and the Note Trustee have been indefeasibly paid in full, any remaining amounts in the Note Interest Account shall be transferred by the Noteholder Depositary Bank to the Dollar Revenue Account at the direction of the Note Trustee.

            SECTION 4.3. Allocations from the Note Prepayment Account.

            (a) Contract Proceeds Sub-Account. At the direction of the Note Trustee, amounts on deposit in the Contract Proceeds Sub-Account shall be transferred by the Noteholder Depositary Bank to the Note Trustee to be applied solely to repay the Notes in full on the Note Maturity Date or, if the Second Installment is received prior to the Note Maturity Date, to the prepayment of the Notes in accordance with Sections 3.01(b) and (c) of the Common Agreement and Section 3.2 of the Indenture, or as otherwise directed by the Note Trustee (acting pursuant to the Intercreditor Agreement or the Common Agreement).

            (b) Prepayment Sub-Account. At any time that the amount credited to the Prepayment Sub-Account exceeds US$10,000,000 (or as otherwise directed by the Note Trustee), the Noteholder Depositary Bank is irrevocably directed to transfer to the Note Trustee all amounts in the Prepayment Sub-Account, which are to be applied to the prepayment of the Notes in accordance with Sections 3.01(b) and (c) of the Common Agreement and Section 3.2 of the Indenture.

            SECTION 4.4. Make-Whole Premium. Except as specified in the Common Agreement, or with respect to the proceeds of Dollar Permitted Investments, no amount shall be withdrawn from any Noteholder Account in order to make payment of any Make-Whole Premium.

                                    ARTICLE V

                            INVESTMENTS AND VALUATION

            SECTION 5.1. Investments.

            (a) Pending the application of amounts held in the Noteholder Accounts, such amounts shall be invested by the Noteholder Depositary Bank from time to time solely in such Dollar Permitted Investments as the Note Trustee (acting upon the written instructions of the Issuer) shall direct. The Issuer shall select Dollar Permitted Investments having such maturities as shall cause each Noteholder Account to have a cash balance as of any day sufficient to cover the transfers to be made from such Noteholder Account on such day in accordance with this Agreement.

            (b) In the event that the cash balance in any Noteholder Account is as of any day insufficient to cover the transfers to be made from such Noteholder Account on such day, the Note Trustee shall direct the Noteholder Depositary Bank to cause the sale or liquidation of the Dollar Permitted Investments held in such Noteholder Account (without regard to maturity date) in such manner as necessary in order to obtain cash at least sufficient to make such transfers and to pay any expenses and charges incurred in connection with effecting any such sale or liquidation, which expenses and charges the Noteholder Depositary Bank shall be authorized to pay with cash on deposit in such Noteholder Account. Neither the Noteholder Depositary Bank nor the Note Trustee shall be liable to any Person for any loss suffered because of any such sale or liquidation other than by reason of its willful misconduct or gross negligence.

            SECTION 5.2. Income or Gain. Any interest, investment income or gain realized as a result of any Dollar Permitted Investments held in or credited to the Noteholder Accounts in excess of any amount required to be on deposit therein (net of the expenses incurred in connection with making such Dollar Permitted Investments) shall be held in or credited to the respective Noteholder Account and reinvested as provided herein until transferred or disbursed pursuant to the terms hereof. Neither the Noteholder Depositary Bank nor the Note Trustee shall have any liability for any loss resulting from any such Dollar Permitted Investment other than by reason of its willful misconduct or gross negligence.

            SECTION 5.3. Value. Cash and securities on deposit from time to time in the Noteholder Accounts shall be valued, as the case may be, as follows:

            (a)   cash shall be valued at the face amount thereof; and

            (b)   securities shall be valued at market value thereof.

            SECTION 5.4. Taxes. It is acknowledged by the parties hereto that all interest and other investment income earned on amounts on deposit in or credited to the Noteholder Accounts for U.S. Federal, state and local income tax purposes ("Income Amounts") shall be attributed to the Issuer. With respect to such Income Amounts, the Issuer shall provide the Noteholder Depositary Bank with an executed and completed IRS Form W-8 BEN upon the reasonable request of the Noteholder Depositary Bank. The Noteholder Depositary Bank shall comply with all applicable withholding, information reporting and back-up withholding tax requirements under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations issued thereunder in respect of the Income Amounts.

                                   ARTICLE VI

           RIGHTS, DUTIES AND POWERS OF THE NOTEHOLDER DEPOSITARY BANK

            SECTION 6.1. Appointment of Noteholder Depositary Bank. The Issuer and the Note Trustee hereby appoint CITIBANK, N.A., to act as the Noteholder Depositary Bank under this Agreement, with such powers as are expressly delegated to the Noteholder Depositary Bank by the terms of this Agreement and the UCC, and CITIBANK, N.A., hereby accepts such appointment pursuant to the terms of this Agreement.

            SECTION 6.2. Rights of Noteholder Depositary Bank.

            (a) The Noteholder Depositary Bank undertakes to perform such duties and only such duties as are specifically set forth in this Agreement or the UCC, as expressly modified by this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Noteholder Depositary Bank. As to any matters not expressly provided for by this

Agreement, the Noteholder Depositary Bank shall not be required to take any action or exercise any discretion, but, subject to Sections 6.2(d), 6.2(e) and 6.2(f) hereof, shall be required to act or to refrain from acting upon instructions of the Note Trustee and shall in all such cases be fully protected in acting, or in refraining from acting, hereunder in accordance with the instructions of the Note Trustee.

            (b) The Note Trustee, the Issuer and the Noteholder Depositary Bank agree, with respect to the Noteholder Accounts as follows: (i) with reference to Section 8-504 of the UCC, the Noteholder Depositary Bank shall credit to the Noteholder Accounts security entitlements to any financial asset purported to be credited to the Noteholder Depositary Bank pursuant to applicable law, (ii) with reference to Section 8-505 of the UCC, the Noteholder Depositary Bank shall distribute any payments or other distributions actually received by the Noteholder Depositary Bank with respect to such security entitlements in accordance with this Agreement, and (iii) with reference to
Section 8-506 of the UCC, the Noteholder Depositary Bank shall exercise rights with respect to the financial assets only if directed to do so by subsequent receipt of an entitlement order complying with Section 8-507 of the UCC from the Note Trustee and then only to the extent of such instructions. In connection to the Noteholder Depositary Bank's duties with respect to clause (i) of the immediately preceding sentence, the Note Trustee and the Issuer agree that the Noteholder Depositary Bank shall have satisfied its duties thereunder and under
Section 8-504 of the UCC so long as the Noteholder Depositary Bank credits as a security entitlement to the applicable party in accordance with this Agreement whatever rights the Noteholder Depositary Bank purportedly has in the financial assets credited to the Noteholder Depositary Bank but that the Noteholder Depositary Bank shall have no duty or responsibility to any person or entity for ensuring that applicable law has been complied with to transfer or create a security interest in any right, title or interest in or to, or in any right whatsoever in and to, any financial asset purportedly transferred to the Noteholder Depositary Bank or in which any security interest in any such financial assets has purportedly been transferred or assigned to the Noteholder Depositary Bank. With respect to Section 8-505(a) of the UCC, the sole responsibility of the Noteholder Depositary Bank with respect to obtaining payments or distributions on any financial asset is to notify the Issuer and the Note Trustee if in the actual knowledge of the Noteholder Depositary Bank any such payment or distribution has not been received by the Noteholder Depositary Bank.

            (c) The Noteholder Depositary Bank shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telecopy or telex) believed by it to be genuine and to have been signed or sent by or on behalf of the Issuer or the Note Trustee and upon advice and statements of legal counsel and other experts selected by the Noteholder Depositary Bank.

            (d) No provision of this Agreement shall be construed to relieve the Noteholder Depositary Bank from liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that to the extent, but only to the extent, the following limitations on the Noteholder Depositary Bank's liability would not prevent the Noteholder Depositary Bank from being a "Securities Intermediary" under the UCC, the following limitations shall apply:

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

            (i) the Noteholder Depositary Bank shall not be liable for any error of judgment of an officer of the Noteholder Depositary Bank, unless it shall be proved that such officer of the Noteholder Depositary Bank was grossly negligent in ascertaining the pertinent facts;

            (ii) the Noteholder Depositary Bank shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Note Trustee relating to the time, method and place of conducting any proceeding for any remedy available to the Noteholder Depositary Bank, or exercising any trust or power conferred upon the Noteholder Depositary Bank, under this Agreement;

            (iii) the Noteholder Depositary Bank shall not be liable for any loss of profits, consequential, incidental, punitive, exemplary or indirect damages;

            (iv) the Noteholder Depositary Bank shall not be deemed to have knowledge of the existence of any Default or Event of Default until such time as it has received notification of such Default or Event of Default from the Note Trustee; and

            (v) no provision of this Agreement shall require the Noteholder Depositary Bank to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

            (e) The Noteholder Depositary Bank shall be under no obligation to institute any suit, or to take any remedial proceeding under this Agreement, or to enter any appearance or in any way defend in any suit in which it may be made defendant, or in the enforcement of any rights or powers hereunder, if the Noteholder Depositary Bank reasonably believes that it will not be adequately indemnified against any and all costs and expenses, outlays, and counsel fees and other reasonable disbursements and against all liability, except liability that is adjudicated to have resulted from its gross negligence or willful misconduct, in connection with any actions so taken.

            (f) Whether or not therein expressly so provided, every provision of this Agreement relating to the conduct or affecting the eligibility of or affording protection to the Noteholder Depositary Bank shall be subject to the provisions of this Section 6.2.

            SECTION 6.3. Resignation and Removal of Noteholder Depositary Bank. The Note Trustee may remove the Noteholder Depositary Bank upon 30 days' prior written notice to the Issuer and the Noteholder Depositary Bank. The Noteholder Depositary Bank shall have the right to resign upon 30 days' prior written notice to the Issuer and the Note Trustee. Upon any such removal or resignation of the Noteholder Depositary Bank to act hereunder, the Note Trustee shall appoint a successor Noteholder Depositary Bank. Notwithstanding the foregoing, no resignation, removal or replacement of the Noteholder Depositary Bank shall be effective until a successor Noteholder Depositary Bank has been appointed and has agreed in a manner reasonably satisfactory to the Note Trustee to act as Noteholder Depositary Bank hereunder.

                                   ARTICLE VII

                                 INDEMNIFICATION

            SECTION 7.1. Indemnification From Issuer. The Issuer agrees to indemnify and hold the Noteholder Depositary Bank and the Note Trustee and their respective officers, directors, employees, professional advisors and Affiliates (each an "Indemnified Person") harmless from and against any and all liabilities (including reasonable attorney fees), obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time be imposed on, incurred by or asserted against any Indemnified Person, in any way relating to or arising out of this Agreement, or any investigation, litigation or other proceeding relating to this Agreement (including, without limitation, enforcement of this Agreement); provided that the Issuer shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements incurred by or asserted against any Indemnified Person to the extent that any of the foregoing result from such Indemnified Person's gross negligence or willful misconduct. The indemnity obligations of the Issuer contained in this Article VII shall continue in full force and effect notwithstanding redemption of the Notes and full payment all of the other Obligations owing to the Holders and the Note Trustee and notwithstanding the discharge thereof or the satisfaction and discharge or other termination of this Agreement or any related document or agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

            SECTION 8.1. Agreement for Benefit of Parties Hereto. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or to give to, any person other than the parties hereto and their respective successors and assigns, any right, remedy or claim under or by reason of this Agreement or any covenant, condition or stipulation hereof and the covenants, stipulations and agreements contained in this Agreement are and shall be for the sole and exclusive benefit of the parties hereto and their respective successors and assigns.

            SECTION 8.2. Reimbursement of Expenses. The Issuer will, within five Business Days, upon demand pay to the Note Trustee and the Noteholder Depositary Bank the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel (and any local counsel) and of any experts and agents (provided, however, that, so long as no Event of Default shall have occurred, the Note Trustee and the Noteholder Depositary Bank shall not be entitled to the payment of fees of any expert or agent in an amount greater than U.S.$10,000 unless the payment of such fees has been approved in writing by the Issuer prior to the hiring of such expert or agent), which the Note Trustee or the Noteholder Depositary Bank may incur in connection with (a) the administration of this Agreement, (b) the custody or preservation of, or the sale of, collection from, or other realization upon, any of the Note Collateral,
(c) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Note Trustee or the Noteholder Depositary Bank or (d) the failure by the Issuer to perform or observe any of the provisions hereof.

            SECTION 8.3. Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by the Note Trustee in respect of the Obligations is rescinded or must otherwise be restored or returned by the Note Trustee upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Issuer or upon the appointment of any intervenor or conservator of, or trustee or similar official for, the Issuer or any substantial part of its assets, or otherwise, all as though such payments had not been made.

            SECTION 8.4. Severability. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected and/or impaired thereby.

            SECTION 8.5. Notices. All notices or other communications hereunder shall be given in the manner set forth in the Common Agreement (a) to the Issuer and the Note Trustee, at the addresses specified in the Indenture and (b) to the Noteholder Depositary Bank at the address specified under its name on the signature pages hereto. A copy of each material notice or other communication hereunder shall be given concurrently to the Intercreditor Agent by the Person providing such notice or other communication in the manner set forth in the Common Agreement. The Noteholder Depositary Bank shall concurrently provide a copy of all statements, confirmations and other correspondence required to be provided by it pursuant to Section 3.5 hereof to the Intercreditor Agent in the manner set forth in the Common Agreement.

            SECTION 8.6. Successors and Assigns. Whenever in this Agreement any of the parties hereto is named or referred to, the successors and assigns of such party shall be deemed to be included and all covenants, promises and agreements in this Agreement by or on behalf of the respective parties hereto shall bind and inure to the benefit of the respective successors and assigns of such parties, whether so expressed or not.

            SECTION 8.7. Counterparts. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all counterparts together constituting only one instrument.

            SECTION 8.8. Governing Law; Submission to Jurisdiction.

            (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

            (b) Each of the parties hereto hereby (i) expressly and irrevocably submits and consents to the jurisdiction of any State or Federal court located in the Borough of Manhattan, and any appellate court having jurisdiction over appeals from any of such courts, in any action to resolve any controversy or claim arising out of this Agreement, (ii) agrees that all claims in such action may be decided in any such court, (iii) waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum (iv) irrevocably and unconditionally waives, to the fullest extent it may effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any such court, (v) to the extent the Issuer has or hereafter may acquire any immunity

(sovereignty or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Issuer irrevocably waives and agrees not to plead or claim such immunity in respect of its Obligations under this Agreement, and (vi) consents to the service of process by registered or certified mail (or any substantially similar form of mail), postage prepaid and return receipt requested, or by personal service within or without the State of New York, at the address for notices referred to in Section 8.5. A final judgment in any such action shall be conclusive and may be enforced in other jurisdictions. Furthermore, each party hereby submits to the competent courts of its corporate domicile in any action or proceeding against it in connection with this Agreement. Nothing herein shall affect the right of any party to bring legal action or proceedings in any other competent jurisdiction.

            (c) The Issuer hereby irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent to receive on its behalf and on behalf of its properties, service of process that may be served in any such action. Service upon the Process Agent shall be deemed to be personal service on the Issuer and shall be legal and binding upon the Issuer for all purposes notwithstanding any failure to mail copies of such legal process to the Issuer, or any failure on the part of the Issuer to receive the same. The Issuer agrees that it shall at all times continuously maintain an agent to receive service of process in the State of New York on behalf of itself and its properties, and, in the event that for any reason the Process Agent shall not serve as agent for the Issuer to receive service of process in the State of New York on its behalf, the Issuer shall promptly appoint a successor satisfactory to the Note Trustee so to serve, advise the Note Trustee thereof, and deliver to the Note Trustee evidence in writing of the successor agent's acceptance of such appointment. Nothing herein shall affect the right of any party to effect service of process in any other manner permitted by applicable Law.

            (d) To the extent the Issuer may, in any action or proceeding arising out of or relating to this Agreement brought in Mexico or elsewhere, be entitled under applicable Law to require or claim that any party post security for costs or take similar action, the Issuer hereby irrevocably waives and agrees not to claim the benefit of such entitlement.

            SECTION 8.9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY NOTE DOCUMENT OR ANY LOAN DOCUMENT, OR ANY OTHER INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

            SECTION 8.10. No Impairments of Other Rights. Nothing in this Agreement is intended or shall be construed to impair, diminish or otherwise adversely affect any other rights the Note Trustee may have or may obtain against the Issuer.

            SECTION 8.11. Amendment; Waiver. No amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and effected in accordance with the provisions of the Intercreditor Agreement and Section 11.01 of the Common Agreement and signed by the parties hereto and any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No delay on the part of the Note Trustee in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial waiver by the Note Trustee of any right, power or remedy preclude any further exercise thereof, or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

            SECTION 8.12. Incumbency Certificates; Authorized Persons; Reliance on Certificates.

            (a) The Issuer shall furnish to the Noteholder Depositary Bank and the Note Trustee on or prior to the Closing Date and from time to time thereafter as may be reasonably requested by the Noteholder Depositary Bank or the Note Trustee duly executed incumbency certificates showing the names, titles and specimen signatures of the persons authorized on behalf of such party to take the actions and give the certificates, notifications, approvals and payment instructions required by this Agreement.

            (b) The Noteholder Depositary Bank and the Note Trustee shall be entitled to rely conclusively upon the certificates delivered from time to time by Representatives of the Issuer as to the names, incumbency, authority and signatures of the respective persons named therein until such time as the Noteholder Depositary Bank and the Note Trustee shall have received a replacement certificate, in form acceptable to the Noteholder Depositary Bank and the Note Trustee, from a Representative of the Issuer identified to the Noteholder Depositary Bank and the Note Trustee as having authority to deliver such certificate, setting forth the names and true signatures of the officers and other representatives of such Person thereafter authorized to act on behalf of the Issuer.

            SECTION 8.13. Headings. The headings of the various articles, sections and paragraphs of this Agreement are for convenience of reference only, do not constitute a part hereof and shall not affect the meaning or construction of any provision hereof.

            SECTION 8.14. Entire Agreement. This Agreement, including the documents referred to herein, embodies the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings of the parties hereto relating to the subject matter herein contained.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the date first above written.

                                        CONSTRUCTORA INTERNACIONAL DE
                                           INFRAESTRUCTURA, S.A. DE C.V.,
                                              as Issuer

                                        By:_____________________________________
                                           Name:
                                           Title:

                                        CITIBANK, N.A.,
                                           as Noteholder Depositary Bank

                                        By:_____________________________________
                                           Name:
                                           Title:

                                        Address for Notices:

                                        CITIBANK, N.A.,
                                           as Note Trustee

                                        By:_____________________________________
                                           Name:
                                           Title: